EXHIBIT 99.3



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                        1993 INCENTIVE STOCK OPTION PLAN


         (1) PURPOSE OF THE PLAN. The 1993 Incentive Stock Option Plan (the "Plan") is intended to provide a means to encourage selected key employees ("Participants") of Central Fidelity Banks, Inc. ("Central Fidelity") and its present or future subsidiaries (the "Company") to remain in the Company's employ and to give the Participants an added incentive to increase the Company's earnings through granting Participants an attractive opportunity to acquire Common Stock, $5 par value, of Central Fidelity ("Common Stock"). The term "subsidiary" means a corporation included in Central Fidelity's consolidated financial statements or a subsidiary thereof.

         (2) ADMINISTRATION AND AMENDMENT OF THE PLAN. From time to time, Central Fidelity's Board of Directors shall adopt resolutions granting stock options under this Plan (the "Options"); the resolutions shall name or describe the Participants and fix or describe the option price. As soon as practicable after each resolution is adopted, a written instrument, in a form approved by Central Fidelity's Board of Directors, shall be executed and delivered by Central Fidelity to the individual to whom the Option was granted ("Optionee").

         Central Fidelity's Board of Directors may adopt rules and regulations for carrying out the Plan and may make changes in and additions to the Plan and, with the consent of the Optionee, to the terms and conditions of an Optionee's Option, as it may deem proper and in the best interests of the Company, without further action by Central Fidelity's shareholders; provided, however, that unless Central Fidelity's shareholders shall have first approved thereof, the total number of shares of Common Stock which may be purchased by Optionees under the Plan, or by any of them, shall not be increased, except as provided in
Section 10 hereof. The interpretation and construction of any provision of the Plan by Central Fidelity's Board of Directors shall be final and conclusive. All expenses and costs in connection with the operation of the Plan shall be borne by Central Fidelity.

         Central Fidelity's Board of Directors may from time to time appoint a committee, consisting of not less than three directors (the "Stock Plan Committee"), none of whom holds or is eligible to receive an Option under the Plan, and may delegate to the Stock Plan Committee full power and authority to take any or all action required or permitted to be taken by Central Fidelity's Board of Directors under the Plan. Whenever the term "Central Fidelity's Board of Directors" appears herein, it shall, if a Stock Plan Committee has been appointed and is then acting, be interpreted to mean also the Stock Plan Committee.

         It is intended that Options granted under the Plan shall be incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Act"). Accordingly, to the extent anything contained herein or in any Option granted hereunder is inconsistent with the Act as now in effect or as hereafter amended, such inconsistency shall be deemed of no force and effect and all provisions of the Act necessary to qualify the Options as ISOs shall prevail. Notwithstanding the preceding sentence, any Option which fails to qualify as an ISO shall be valid according to its terms and shall be treated as a non-statutory option.

         (3) ELIGIBILITY. Options shall be granted only to individuals who, in the opinion of Central Fidelity's Board of Directors, are key employees or employees with at least five years of service, including officers and directors who are regular employees of the Company.

         (4) COMMON STOCK SUBJECT TO THE PLAN. Central Fidelity's Board of Directors is authorized to grant Options to purchase shares of Central Fidelity's Common Stock (or the number and kind of shares of stock or other securities which, under Section 10 hereof, shall be substituted for such Common Stock or to which same shall be adjusted). Such shares may be authorized but unissued shares including shares reacquired by the Company.

         (5) MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN. Subject to adjustment as provided in Section 10 hereof, the aggregate amount of Common Stock to be delivered upon exercise of all Options granted under the Plan shall not exceed 750,000 shares. If any Options or installments thereof are not exercised in full before expiration thereof, the unpurchased shares subject thereto shall be treated as if such Options or installments had never been granted, effective immediately after they cease to be exercisable, and shall again be available for the purposes of the Plan.



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         (6) PURCHASE PRICE AND USE OF PROCEEDS. The purchase price of the
Common Stock under each Option shall be determined in each case by Central Fidelity's Board of Directors but shall not be less than one hundred percent (100%) of the fair market value of such stock as determined in good faith by Central Fidelity's Board of Directors on the date the Option is granted, and in any event not less than the par value of such stock. The proceeds received by the Company from sale of stock pursuant to the Plan shall be used for general corporate purposes.

         (7) EXPIRATION OF OPTION. Each Option shall expire on the earliest of
(a) ten years from the date it is granted, (b) on such date as Central Fidelity's Board of Directors shall determine, (c) after the third month following the Optionee's ceasing to be employed continuously by the Company for any reason except retirement (i) at or after the then normal retirement age or earlier if approved by Central Fidelity's Board of Directors or (ii) for disability, or (d) 12 months after Optionee dies.

         (8) EXERCISE OF OPTIONS. Each Option shall be exercised in whole or in such installments as Central Fidelity's Board of Directors shall determine. In the event Options are exercisable in installments, when the right to exercise any installment accrues, the shares included in the installments may be purchased at that time or from time to time thereafter before the Option expires.

         The Option shall be exercised by mailing or delivering to Central Fidelity at its executive offices in Richmond, Virginia, (a) a written notice of such exercise which specifies the number of shares as to which the Option is being exercised, and (b) unless otherwise specifically provided by the Board, payment for such shares by check (which clears in due course) payable to the order of Central Fidelity. The shares purchased shall be deemed issued as of the date of such payment, and Central Fidelity shall cause appropriate stock certificates to be issued promptly. Such shares shall be fully paid and nonassessable.

         (9) NON-TRANSFERABILITY OF OPTION. No Option shall be transferable by an Optionee except by will or the laws of descent and distribution. Each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

         (10) ADJUSTMENT IN SHARES SUBJECT TO OPTION. If the outstanding shares of Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Central Fidelity or of any other corporation, whether through reorganization, merger consolidation, recapitalization, stock split-up, stock dividend, or otherwise, appropriate adjustments shall be made in the number or kind of shares or securities subject to this Plan and as to each Option and the purchase price per share therefor; but an Optionee shall not be entitled to purchase any fractional share or fraction of a security; and, if any adjustment would otherwise give an Optionee the right to purchase a fractional share or a fraction of a security the Optionee shall forfeit such right. The foregoing sentence does not apply to cash dividends, which will be paid only on Common Stock which has been purchased by the exercise of Options.

         (11) DISSOLUTION, ETC. OF CENTRAL FIDELITY. In the event of a proposed dissolution or liquidation of Central Fidelity, or in the event of a proposed sale of substantially all the assets or capital stock of Central Fidelity each Option shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to the Optionee, and the Optionee shall have the right, during the period of 30 days preceding such termination, to exercise Options as to all or any part of the shares covered thereby, including shares as to which Options would not otherwise be exercisable.

         (12) DEATH OF OPTIONEE. Except as otherwise provided in Section 11 hereof, if an Optionee dies before the Optionee's Option expires, the entire Option may be exercised within 12 months after the Optionee's death by the Optionee's executors or administrators or the person or persons to whom the Option shall pass by will or the laws of descent and distribution. Notwithstanding the provisions of Section 7 hereof, but subject to the provisions of Section 11 hereof, the expiration of any unexercised Option which passed on the death of an Optionee who died prior to January 1, 1995, to (i) the estate of the deceased Optionee or (ii) the person or persons to whom the Option passed by will or the laws of descent and distribution, may be extended by the Board of Directors or any Committee administering the Plan, in its discretion, with the agreement of the estate or other successor to the deceased Optionee, to a date not exceeding the original term of the Option when granted to the deceased Optionee. In no


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event shall the Board of Directors or the Committee, pursuant to the preceding sentence, (x) extend the expiration date of any Option for any person who is subject to reporting and short-swing liability under Section 16 of the Securities Exchange Act of 1934, or (y) increase any benefit under the Plan to any such person.

         (13) RIGHTS AS A SHAREHOLDER EMPLOYEE. An Option shall not entitle an Optionee to any rights as a shareholder of Central Fidelity with respect to any shares subject to the Option until such Option has been exercised and the shares issued.

         (14) SHARES TO BE RESERVED. Central Fidelity shall at all times during the terms of outstanding Options reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan and shall pay all fees and expenses necessarily incurred by Central Fidelity in connection therewith.

         (15) PARTICIPANT DISQUALIFICATION. Notwithstanding anything in this Plan to the contrary, an Optionee's participation under the Plan shall terminate immediately, and any options granted under this Plan and any agreement under this Plan shall be cancelled immediately, if the Optionee engages or participates in (i) any fraud, misconduct or violation of the criminal law, or
(ii) any conduct, activity or action, which, in the sole determination of the Board or the Stock Plan Committee, is detrimental to the interests of the Company. The Board or the Stock Plan Committee shall be responsible for making any determinations concerning termination of options granted hereunder, and such determinations shall be final and binding upon the Optionee.

         (16) TERMINATION OF THE PLAN. This Plan shall terminate March 12, 2003, or at such earlier time as Central Fidelity's Board of Directors may determine. Any Option outstanding under the Plan at the time it terminates shall remain in effect until the Option is exercised or expires.

         (17) EFFECTIVE DATE. This Plan shall be effective when approved by a majority of the shares of Common Stock of Central Fidelity outstanding and entitled to vote. Options may be granted pursuant to the Plan prior to said approval; provided, however, that no Option may be exercised or Common Stock issued before such approval or before a registration statement covering the Common Stock is filed with the Securities and Exchange Commission and becomes and is then effective.




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